Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Golub Capital Private Credit Fund

(Name of Issuer)

Golub Capital Private Credit Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	—	—	—

Fees Previously Paid	$86,605,516.90 (1)	0.0001531	$13,259.30 (2)

Total Transaction Valuation	$86,605,516.90 (1)		$13,259.30

Total Fees Due for Filing			—

Total Fees Previously Paid			$13,259.30

Total Fee Offsets			—

Net Fee Due			$0.00

(1)	Calculated as the aggregate maximum purchase price for shares of beneficial interest. The fee of $13,259.30 was paid in connection with the filing of the Schedule TO-I by Golub Capital Private Credit Fund (File No. 005-94264) on December 23, 2024 (the “Schedule TO”).

(2)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Golub Capital Private Credit Fund	SC TO-I	005-94264	December 23, 2024		$13,259.30

Fee Offset Sources					December 23, 2024		$13,259.30